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                                                                     Exhibit 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                      ROCKWELL SEMICONDUCTOR SYSTEMS, INC.



         ARTICLE I. The name of the Corporation is Rockwell Semiconductor Systems, Inc.

         ARTICLE II. The Corporation's principal office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

         ARTICLE III. The nature of the business, or objects or purposes to be transacted, promoted or carried on, are: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         ARTICLE IV. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Ten Thousand (10,000) shares, of which Ten Thousand (10,000) shares of the par value of $1 each are to be of a class designated Common Stock.

         ARTICLE V. The name and mailing address of the Sole Incorporator are as follows:
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              Name                            Mailing Address
              ----                            ---------------
              S.S. McKenney                   Rockwell International Corporation
                                              625 Liberty Avenue
                                              Pittsburgh, Pennsylvania  15222

         ARTICLE VI.  The Corporation is to have perpetual existence.

         ARTICLE VII. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

                  A. The Board of Directors of the Corporation is expressly authorized to adopt, alter, amend and repeal the By-Laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation of the Corporation.

                  B. The election of directors of the Corporation need not be by ballot unless the By-Laws of the Corporation so require.

                  C. The books of the Corporation may be kept at such place, within or without the State of Delaware, as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

         ARTICLE VIII. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable




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jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.



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         ARTICLE IX. No director of the Corporation shall be liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article IX shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. No repeal or modification of this Article IX, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this paragraph, would accrue or arise prior to such repeal or modification.

         ARTICLE X. From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the statutes of the State of Delaware at the time in force may be added or inserted in the manner at the time prescribed by said



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statutes, and all rights at any time conferred upon the stockholders of the
Corporation by its Certificate of Incorporation are granted subject to the provisions of this Article X.

         IN WITNESS WHEREOF, I have signed this Certificate as of this    day
of September, 1996.



                                                         -------------------
                                                          S.S. McKenney
                                                          Sole Incorporator





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